RESTATED
ARTICLES OF INCORPORATION
OF
OSHKOSH CORPORATION,
AS AMENDED

        FIRST: The name of the Corporation is OSHKOSH CORPORATION.

        SECOND: The purpose for which the Corporation is organized is to engage in any lawful activity within the purposes of which corporations may be organized under Chapter 180 of the Wisconsin Statutes.

        THIRD:

        A. STOCK

        The total number of shares of stock which the Corporation shall have the authority to issue is three hundred two million (302,000,000) shares itemized by classes as follows:

            1.     Three hundred million (300,000,000) shares of common stock, one cent ($.01) par value (the “Common Stock”).

            2.     Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the “Preferred Stock”).

        B. THE COMMON STOCK

            1.     The holders of Common Stock shall be entitled to receive dividends when and if declared by the Board of Directors out of any funds legally available for the payment of such dividends.

            2.     Each share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock.

            3.     In case of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive on a pro rata basis the proceeds of any remaining assets of the Corporation.

            4.     No holders of shares of Common Stock shall have a preemptive right to acquire unissued shares of stock of the Corporation or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.

            5.     The rights of the Common Stock under this Section B of this Third Article of these Restated Articles of Incorporation are subject to the provisions of Section C below concerning the Preferred Stock.

        C. THE PREFERRED STOCK

        The Preferred Stock may be issued in series, and authority is vested in the Board of Directors, from time to time, to establish and designate series and to fix the variations in the powers, preferences, rights, qualifications, limitations or restrictions of any series of the Preferred Stock, but only with respect to:

            1.     the dividend rate or rates and the preferences, if any, over any other class or series (or of any other class or series over such class or series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

            2.     the price and terms and conditions on which shares may be redeemed;

            3.     the amount payable upon shares in the event of voluntary or involuntary liquidation;

            4.     sinking fund provisions for the redemption or purchase of shares;

            5.     the terms and conditions on which shares may be converted into shares of any other class or series of the same or any other class of stock of the Corporation, if the shares of any series are issued with the privilege of conversion; and

            6.     voting rights, if any.

        Except as to the matters expressly set forth above, all series of the Preferred Sock shall have the same preference, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters. All shares of any one series of the Preferred Stock shall be alike in every particular.

        D. GENERAL

        Where approval by holders of shares of one or more classes of the Common Stock and/or the Preferred Stock is required under the laws of the State of Wisconsin to effect an amendment to these Restated Articles of Incorporation, a merger or consolidation, a sale of the Corporation’s assets, dissolution or otherwise, the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on such matter, in class votes where appropriate, shall be sufficient to approve the action.

        FOURTH: The address of the registered office is:

8025 Excelsior Drive Suite 200 Madison, WI 53717

        FIFTH: The name of the registered agent at such address is:

CT Corporation System

        SIXTH: The number of directors constituting the Board of Directors shall be such number as is fixed from time to time by the By-Laws.

        SEVENTH: These Restated Articles of Incorporation supersede and take the place of the heretofore existing Restated Articles of Incorporation and amendments thereto.

        EIGHTH: These articles may be amended in the manner authorized by law at the time of amendment.